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                                 Exhibit 3(c)

Certificate of Amendment of Certificate of Incorporation filed December 14,
1987.
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                            CERTIFICATE OF AMENDMENT
                       TO CERTIFICATE OF INCORPORATION OF
                               A. SCHULMAN, INC.


      A. SCHULMAN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:
      FIRST: That a meeting of the Board of Directors of A. Schulman, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
              RESOLVED, that the Board of Directors believes it advisable to
      (i) adopt an amendment, as indicated below, to the first paragraph of Article FOURTH of the Company's Certificate of Incorporation to increase from 15,000,000 to 25,000,000 the authorized number of shares of Common Stock and (ii) submit the proposed amendment to the Stockholders for their consideration at the Annual Meeting of Stockholders on December 10, 1987. As amended, the first paragraph of Article FOURTH would read as follows:

                       FOURTH: The total number of shares of stock which the
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              Corporation shall have authority to issue is 26,010,707 shares, consisting of 1,000,000 shares of special stock without par value, 10,707 shares of preferred stock of the par value of $100.00 per share and 25,000,000 shares of common stock of the par value of $1.00 per share.

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of the Stockholders of said corporation was duly called and held, upon notice in accordance
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with Section 222 of the General Corporation Law of the State of Delaware, at
which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
      FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
      IN WITNESS WHEREOF, said A. Schulman, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by William C. Zekan, its President, and James H. Berick, its Secretary, this 10th day of December, 1987.


                                                A. SCHULMAN, INC.


                                                By:  /s/ William C. Zekan
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                                                   William C. Zekan, President

ATTEST:

By:  /s/ James H. Berick
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   James H. Berick, Secretary